Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Update on the Brazilian Merger Review Process for the Sale of Terphane to Oben Group

RICHMOND, VA, May 16, 2024 – As previously announced, on September 1, 2023, Tredegar Corporation (NYSE: TG) entered into a definitive agreement to sell its flexible packaging films (“Terphane”) business to Oben Group. Completion of the sale is contingent upon the satisfaction of customary closing conditions, including the receipt of certain competition filing approvals by authorities in Brazil.

Tredegar announced today that, as part of the Brazilian merger review process regarding the sale of Terphane to Oben Group, the General Superintendence of the Administrative Council for Economic Defense (“SG-CADE”) issued a non-binding opinion (“SG Opinion”) recommending the rejection of the transaction. Following this first stage of the two-stage Brazilian merger review process for complex transactions, the case will now be submitted to the CADE Tribunal, in accordance with the customary Brazilian merger review process. Once the case is submitted to the Tribunal, the parties are given a full opportunity to present evidence in favor of clearing the transaction. The SG Opinion is not binding and the final decision regarding the transaction will eventually be rendered by the Tribunal, which will begin its independent analysis now.

John Steitz, Tredegar’s president and chief executive officer, said, “We remain confident that the sale of Terphane to Oben Group will be a positive development for the flexible packaging films market in Brazil. Tredegar has been fully cooperative with SG-CADE and will continue to cooperate with the CADE Tribunal to address any concerns. During the Tribunal’s review, Tredegar and Oben will detail their views on the market, its dynamics and the positive effects that would result from the transaction.”

CADE’s maximum deadline for completing its review, analysis and delivering its final decision regarding the transaction remains no later than November 18, 2024.

Tredegar is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2023 sales of $705 million. With approximately 1,900 employees, Tredegar operates manufacturing facilities in North America, South America, and Asia.

Oben is an important player in the market of inputs for the flexible packaging industry with more than 31 years of experience in the production of state-of-the-art flexible films having strategic locations in more than 17 countries with sales to more than 40 countries in the Americas, Europe and Africa. It has a diversified portfolio that includes BOPP, BOPET, BOPA, BOPE, CPP, Extrusion Coated as well as Thermoformed Products.

Forward-Looking Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When Tredegar uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and

Update on the Brazilian Merger Review Process for the Sale of Terphane to Oben Group, page 2 similar expressions, Tredegar does so to identify forward-looking statements. Such statements are based on Tredegar’s then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that actual results may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include the following: Tredegar’s inability to complete the proposed transaction in a timely manner (or at all) and at the prices it has assumed; possible disruptions to customer and employee relationships and business operations caused by the proposed transaction; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2023. Readers are urged to review and carefully consider the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

CONTACT:

Tredegar Corporation

Neill Bellamy, 804-330-1211

neill.bellamy@tredegar.com

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